Exhibit 10.1

Boxlight Corporation 1045 Progress Circle Lawrenceville, GA 30043 www.boxlight.com

June 30, 2020

R. Wayne Jackson

6500 Long Island Dr., NW

Atlanta, GA 30328

Dear Mr. Jackson:

This letter will serve to outline our mutual agreement and understanding with regard to your appointment to the board of directors (the “Board”) of Boxlight Corporation, a Nevada corporation (“Boxlight” or the “Company”). It is understood that you will become a member of the Board of Boxlight effective as of the date of this letter agreement. You will also serve as the Chair of the Audit Committee.

Boxlight’s Class A Common Stock is listed on the Nasdaq Capital Market under the ticker symbol “BOXL.”

In connection with this Board appointment, you agree to:

●	Include in all required filings with the Securities and Exchange Commission (the “SEC”) the listing of your name as a director of Boxlight;

●	Furnish to Boxlight and its securities counsel your resume for at least the past five years for inclusion in the Company’s Form 10-K and other required filings;

●	Submit to a background check; and

●	Complete and submit to Boxlight’s counsel an officers and directors questionnaire.

As Chair of the Audit Committee and financial expert, you certify that you meet the following requirements:

●	An understanding of financial statement and US GAAP;

●	An ability to assess the general application of US GAAP for estimates, accruals and reserves;

●	Experience preparing, auditing, analyzing or evaluating financial statements of the same level of complexity as the issuer’s financial statements, or experience actively supervising those who engaged in such activities; and

●	An understanding of the audit committee’s functions.

These attributes can be obtained by:

●	Education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor, or experience in one or more positions that involve the performance of a similar function;

●	Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions; or

●	Experience overseeing or assessing the performance of companies or public accountants in preparing, auditing or evaluation financial statements.

In consideration for your agreement to serve on the Board, Boxlight hereby agrees to grant to you $50,000 in Boxlight Restriced Stock Units (the “RSUs”), in accordance with the terms of the 2014 Boxlight Corporation Stock Incentive Plan. The RSUs will be calculated using the per share closing price on the date this agreement is signed and will vest quarterly over a period of one year.

The Company agrees to maintain not less than $5.0 million of officers and directors liability insurance coverage.

If the above is acceptable, please so indicate by executing and returning a copy of this letter agreement in the space provided below.

Very truly yours,

Michael Pope
CEO & Chairman
Boxlight Corporation

ACCEPTED AND AGREED

/s/ R. Wayne Jackson
R. Wayne Jackson